Exhibit 99.1

NEWS RELEASE for February 26, 2004 at 7:30 AM EST
Contact:	Allen & Caron Inc		CardioGenesis
	Mike Mason (investors)	Len Hall (media)	Michael Quinn CEO
	212-691-8087	949-474-4300	714-649-5000
	michaelm@allencaron.com	len@allencaron.com

CARDIOGENESIS REPORTS 2003 FOURTH QUARTER, YEAR END RESULTS

Company Posts Profitable Fourth Quarter

FOOTHILL RANCH, CA (February 26, 2004) . . . CardioGenesis Corporation (OTCBB:CGCP.OB), the market leader in angina-relieving Transmyocardial Revascularization (TMR) and Percutaneous Myocardial Revascularization (PMR), today announced results for its fourth quarter and year ended December 31, 2003. Chairman and CEO Michael J. Quinn reported total annual revenues were higher in 2003 compared to the prior year. In addition, as gross margin percentages for the quarter and year increased, the loss from operations for 2003 declined sharply and the Company reported a profitable fourth quarter.

          “We ended 2003 and have begun 2004 on a very optimistic note for several reasons, but most importantly because we believe our Holmium:YAG TMR procedure came of age in the past year, both clinically and as a business enterprise,” said Quinn. “In recent weeks we have seen conclusive clinical evidence, in the form of two long-term and very high-profile studies, that Holmium:YAG TMR not only provides significant and enduring benefits for patients suffering from advanced coronary artery disease, but it also improves long-term survival. Looking forward, we intend to build on our recent Holmium:YAG TMR successes with the introduction of a number of new products in the coming year including new minimally-invasive and robotically-assisted approaches to TMR.”

          Net income for the 2003 fourth quarter was up more than 261 percent to $538,000, or $0.01 per basic and diluted share compared to $149,000, or $0.00 per basic and diluted share in the prior year fourth quarter. Net revenues in the fourth quarter of 2003 were $3.4 million compared to $3.7 million in the same period in 2002. Net revenues in the 2002 fourth quarter included a higher number of handpiece sales worldwide than in the 2003 fourth quarter as throughout 2003 the Company focused on increasing utilization of in-place lasers and handpieces in the US installed base, which also resulted in a year-over-year decline in international sales.

          For the full year of 2003, the loss from operations declined sharply to $336,000 from $2.8 million in 2002 and the net loss for 2003 was $348,000, or a fully diluted loss per share of $0.01, compared to a net loss of $530,000, or a fully diluted loss per share of $0.01 for the prior year. Net revenues in 2003 increased to $13.5 million from $13.0 million in 2002.

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CARDIOGENESIS REPORTS 2003 FOURTH QUARTER, YEAR END RESULTS
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          The fourth quarters of 2003 and 2002 included $309,000 and $598,000, respectively, for the reduction of accrued liabilities established in prior periods for research and development costs associated with estimated clinical trial obligations. For all of 2003 and 2002, accrued liabilities established in prior periods for these research and development costs were reduced by $605,000 and $1.3 million, respectively.

          The 2002 fourth quarter included a $567,000 reduction in accrued liabilities recorded earlier in that year in connection with the Company’s management incentive program. The results for 2002 also included a $2.3 million one-time gain recorded in the second quarter from the sale of the Company’s minority interest in a privately held medical company.

          Gross profit margins, as a percentage of sales in 2003 continued to improve, increasing to a record 84 percent in the fourth quarter and 83 percent for the full year, up from 80 percent and 78 percent, respectively, for the 2002 fourth quarter and full year.

          Sales, general and administrative expenses in this year’s fourth quarter declined approximately $500,000 from the prior year period to $2.2 million, and for the full year declined $2.7 million to $9.6 million due primarily to improvements in operating expenses resulting from headcount reductions and related expenses.

          Additional R&D expenses associated with getting FDA clearance for PMR were $193,000 for the fourth quarter and $1.4 million for all of 2003. Quinn noted that without those expenses the Company would have been profitable for the year.

          The year also saw a renewed focus on innovation at CardioGenesis that resulted in the introduction last month of its new, minimally-invasive, robotically-assisted or thorascopic approach to TMR, which employs a proprietary fiberoptic delivery system that greatly reduces the surgical risk and a patient’s recovery time.

          “We are the clinical and market leaders of TMR and we are actively pursuing new approaches to the therapy,” Quinn said. “These new minimally invasive delivery systems are where modern technology is headed and we intend to be leaders in this effort. Obviously, when we reduce the surgical risk to patients who undergo our therapies, the added benefit will be a much quicker recovery and a faster return to a more vital lifestyle. That’s the goal of all of our innovations.”

          Among the highlights of 2003 was the data from a five-year follow-up clinical study of the Company’s pivotal TMR vs. Medical Therapy trial presented by Keith B. Allen, M.D. at the American Heart Association Scientific Sessions in November. Dr. Allen’s data showed that not only do the overwhelming majority of patients (88 percent) treated with TMR continue to experience significant reduction in angina pain after five years, but that the TMR patients had a better survival rate (65 percent after five years) than those patients on maximum drug therapy.

          That study was followed several weeks later by another study presented by Dr. Allen in January 2004 to the Society of Thoracic Surgeons (STS) showing conclusive long-term evidence

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of the enduring benefits of TMR when performed in conjunction with coronary artery bypass grafting (CABG) surgery. The data showed that the benefits of the combined procedures are superior to the benefits for patients receiving CABG alone to reduce angina.

          “Obviously these studies can be key drivers for our business and our market intelligence tells us that more and more cardiothoracic surgeons are getting the message,” Quinn said. “It’s very encouraging to see adoption and training rates for TMR trending up and the fact that TMR is a profitable, stand-alone product line in its own right is a testament to the benefits of the procedure and the hard work and commitment of our team.

          Quinn also said the Company remains committed to PMR, its catheter-based version of TMR, noting that a meeting has been scheduled with the U.S. Food and Drug Administration (FDA) in March as part of the ongoing interactive review of the Premarket Approval (PMA) Supplement for the Company’s Axcis™ PMR system.

          “The cardiology community understands the potential value inherent in this innovative procedure as a minimally invasive option for patients suffering from coronary artery disease,” Quinn said. “We look forward to our meeting with the FDA in March and to working closely with their regulatory staff to address any concerns they may have regarding the safety and efficacy of this procedure. We remain committed to finding a solution that addresses any of these concerns.”

          Quinn added that if a favorable result cannot be reached as a result of this interactive process, a hearing before the FDA’s Medical Devices Dispute Resolution Panel remains an option.

          The Company also announced that in January of this year it had completed a private placement of approximately 3.1 million shares of newly issued, restricted and unregistered common stock to institutional investors, raising gross proceeds of $2.7 million. The net proceeds of the placement strengthen the Company’s balance sheet and will primarily be used to support the Company’s introduction and launch of a number of new technologies and products for the growing TMR business.

          As a way to enhance the momentum the Company has generated over the past year, Quinn recently reorganized the business unit structure into two regional divisions, called the Pacific and Atlantic divisions, and a Worldwide Services Division to expand its technical service and maintenance business. The result will bring the Company staff closer to its customers to better develop professional relationships and provide more cost effective technical support, Quinn said.

          During the fourth quarter of 2003, the Company shipped three lasers and converted five installed lasers to sale and worldwide disposable sales was 666 units; for the year 25 lasers were shipped, 7 lasers were converted to sale and worldwide disposable sales were 2,895 units. This compares to the shipment of 6 lasers, the conversion of 3 installed lasers to sale and worldwide disposable sales of 820 units in the fourth quarter of 2002; for all of 2002, 21 lasers

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were shipped, 7 installed lasers were converted to sale and worldwide disposable sales were 3,034 units.

Conference Call

          CardioGenesis will host a conference call today to discuss the Company’s results for its fourth quarter and year ended December 31, 2003. The call will take place at 11:30 a.m. EST (Eastern) and will be broadcast live over the Internet. Those interested in listening to the live webcast of the conference call may do so by going to the Company’s website at www.cardiogenesis.com.

          Web participants are encouraged to go to the selected website at least 15 minutes prior to the start of the call to register and, if necessary, download and install any needed audio software. An online webcast replay of the call will be accessible at www.cardiogenesis.com for seven days starting shortly after the live webcast.

About CardioGenesis Corporation

          CardioGenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The Company’s market leading Holmium:YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR) to treat patients suffering from angina. The CardioGenesis TMR procedure, which is marketed in the U.S. and around the world, has been shown to reduce angina and improve the quality of life in patients with coronary artery disease. The Company’s minimally invasive Percutaneous Myocardial Revascularization (PMR) procedure is currently being marketed in Europe and other international markets.

          For more information on the Company and its products, please visit the CardioGenesis website at http://www.cardiogenesis.com. For investor relations information, visit the CardioGenesis pages in the “Client” section of the Allen & Caron Inc web site at www.allencaron.com.

          Any forward-looking statements in this news release related to the Company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Other factors that could cause CardioGenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, its Quarterly Report on Form 10-Q for the third quarter ended September 30, 2003, and the Company’s other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

TABLES FOLLOW

CARDIOGENESIS REPORTS 2003 FOURTH QUARTER, YEAR END RESULTS
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CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
Net revenues	$3,412	$3,670	$13,518	$13,048
Cost of revenues	550	742	2,295	2,935

Gross profit	2,862	2,928	11,223	10,113

Operating expenses:
Research and development	108	55	1,944	657
Sales, general and administrative	2,209	2,726	9,615	12,297

Total operating expenses	2,317	2,781	11,559	12,954

Income (loss) from operations	545	147	(336)	(2,841)
Non-operating (expense) income, net	(7)	2	(12)	2,311

Net income (loss)	$538	$149	$(348)	$(530)

Net income (loss) per share - basic and diluted	$0.01	$0.00	$(0.01)	$(0.01)

Shares used in per share computations -
Basic	37,597	37,090	37,303	36,911

Diluted	38,446	37,146	37,303	36,911

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CARDIOGENESIS REPORTS 2003 FOURTH QUARTER, YEAR END RESULTS
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CARDIOGENESIS CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	December 31,
	2003	2002
ASSETS
Cash and cash equivalents	$1,013	$1,490
Accounts receivable, net	1,830	1,961
Inventories, net	1,339	1,632
Property and equipment, net	408	589
Other assets	1,895	2,083

Total assets	$6,485	$7,755

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$2,092	$3,423
Deferred revenue	573	621
Shareholders’ equity	3,820	3,711

Total liabilities and shareholders’ equity	$6,485	$7,755

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